Exhibit 10.7

Restricted Stock Unit
Grant Notice and Agreement
GLOBAL EAGLE ENTERTAINMENT, INC. 2013 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT
To: [________________] (referred to herein as “you”)
Global Eagle Entertainment, Inc. (the “Corporation”) is pleased to confirm that you have been granted a Restricted Stock Unit (“RSU”) Award (this “Award”), effective [_______________] (the “Award Date”). This Award is subject to the terms of this Restricted Stock Unit Grant Notice and Agreement (this “Agreement”) and is made under the Global Eagle Entertainment, Inc. 2013 Equity Incentive Plan, as amended (the “Plan”) which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.

1.
Acceptance of Terms and Conditions. To be eligible to receive this Award, you must sign this Agreement and return it to [______________] within [________] days after the Award Date. By signing this Agreement, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Corporation in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Corporation or any Subsidiary (collectively, the “Global Eagle Companies”) directly or indirectly, or give rise to any cause of action at law or in equity against the Global Eagle Companies.

2.
Grant of Restricted Stock Units. Subject to the restrictions, limitations, terms and conditions specified in the Plan, the Prospectus for the Global Eagle Entertainment Inc. 2013 Equity Incentive Plan (the “Plan Prospectus”), and this Agreement, the Corporation hereby grants you as of the Award Date [________________] RSUs. These RSUs will remain restricted until the applicable vesting date set forth below (each, a “Vesting Date”). Prior to the Vesting Dates, the RSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise. On each of the below-stated Vesting Dates on which you continue to be employed by the Global Eagle Companies, you will vest in the below-stated percentage of the total number of RSUs awarded in this Agreement, until you are 100% vested:

Vesting Date	Vested Percentage of RSUs Awarded

3.
Dividend Equivalents. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents payable on the RSUs will be accrued on your behalf at the time that cash dividends are otherwise paid to owners of Common Stock. Accrued dividend equivalent balances will be paid to you with the distribution of the Shares following each of the Vesting Dates.

4.
Distribution of Shares Upon Vesting. Upon each Vesting Date specified in Paragraph 2, the relevant Shares will be delivered to you. You are personally responsible for the payment of all taxes related to distribution. The Global Eagle Companies shall have the right to deduct from any Award, an amount equal to any income, social, or other taxes of any kind required by law to be withheld in connection with the settlement of the RSUs or other securities pursuant to this Agreement. If the distribution of RSUs is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of Shares with a market value not less than the amount of such taxes. Any cash from dividend equivalents remaining after withholding taxes are paid will be paid in cash to you. If withholding of taxes is not required, none will be taken and the gross number of Shares will be distributed.

6.
Death or Disability. In the event that you cease active employment with the Global Eagle Companies because of your death or Disability, all RSUs will vest as of the date of death or the date you are determined to be totally disabled, and will be distributed during the 2½ month period following the end of the calendar year in which you die or become disabled.

7.	Post-Employment Provisions.

a.
Termination Other than as a Result of Death or Disability. If your employment is terminated by the Global Eagle Companies for any reason other than death or Disability, then all unvested RSUs are forfeited on the date of termination.

e.
Change of Control. In the event your employment with the Global Eagle Companies is involuntarily terminated within twelve months after a Change of Control as defined in the Plan, all restrictions on outstanding RSUs shall lapse, and RSUs shall be paid out as promptly as practicable; provided that if payment would not be a permissible distribution event, such payment will be made under terms described in Section 9 of the Plan.

8.
Forfeiture/Right of Offset. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Global Eagle Companies, including but not limited to: (a) without the prior written consent of the Global Eagle Companies, counseling or becoming employed by, or otherwise engaging or participating in, or performing consulting services for, any Competing Business (regardless of whether you receive any compensation of any kind), where “Competing Business” means any business that competes with any business that the Global Eagle Companies conducted at any time during your employment with the Global Eagle Companies, (b) violating the Corporation’s Code of Conduct, (c) without the prior written consent of the Global Eagle Companies, soliciting any present or future employees or customers of the Global Eagle Companies to terminate such employment or business relationship(s) with the Global Eagle Companies, (d) disclosing or misusing any confidential information regarding the Global Eagle Companies, or (e) disparaging or criticizing, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Global Eagle Companies to any person (all activities described in (a) – (e) above collectively referred to as “wrongful conduct”), then (i) RSUs, to the extent they remain subject to restriction, shall be forfeited automatically on the date on which you first engaged in such wrongful conduct and (ii) you shall pay to the Corporation in cash any financial gain you received with respect to this Award within the 12-month period immediately preceding such wrongful conduct. For purposes of this Paragraph 8, financial gain shall equal, on each Vesting Date during the twelve-month period immediately preceding such wrongful conduct, the fair market value of Corporation Shares on that date, multiplied by the number of Shares vested on that date, reduced by any taxes paid in countries other than the United States with respect to such vesting and which taxes are not otherwise eligible for refund from the taxing authorities.

The Committee may make retroactive adjustments to, and you shall reimburse to the Corporation, any Shares paid to you where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that you otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from your misconduct. In each such instance, the Corporation will, to the extent practicable, seek to recover the amount by which your incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Corporation will, to the extent permitted by governing law, require forfeiture of any excess unvested RSUs and reimbursement to the Corporation for any financial gain received with respect to this Award for any named executive officer (for purposes of this policy “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Exchange Act) where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the Committee’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement.
In each instance described above, the Corporation will, to the extent practicable, seek to recover the described incentive compensation for the relevant period, plus a reasonable rate of interest. By accepting this Agreement, you consent to and authorize the Corporation to deduct from any amounts payable by the Corporation to you, any amounts you owe to the Corporation under this Paragraph. This right of set-off is in addition to any other remedies the Corporation may have against you for your breach of this Agreement.

9.
Adjustments. If the number of outstanding Shares is changed as a result of a stock split or the like without additional consideration to the Corporation, the number of RSUs subject to this Award shall be adjusted to correspond to the change in the outstanding Shares.

10.
Rights as a Stockholder. Except as provided in Paragraph 3 above (regarding dividends), by accepting this Award, you shall have no rights as a stockholder of the Corporation in respect of the RSUs, including the right to vote until and unless the RSUs have vested and ownership of Shares issuable upon vesting of the RSUs has been transferred to you.

11.
Public Offer Waiver. By voluntarily accepting this Award, you acknowledge and understand that your rights under the Plan are offered to you strictly as an employee of the Global Eagle Companies and that this Award of RSUs is not an offer of securities made to the general public.

12.
Conformity with the Plan and Share Ownership and Retention Requirements. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, and the Plan Prospectus.

13.
Interpretations. Any dispute, disagreement or question that arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.

14.
No Rights to Continued Employment. By voluntarily acknowledging and accepting this Award, you acknowledge and understand that this Award shall not form part of any contract of employment between you and any of the Global Eagle Companies. Nothing in the Agreement, the Plan Prospectus, or the Plan confers on you any right to continue in the employ of the Global Eagle Companies or in any way affects the Global Eagle Companies’ right to terminate your employment without prior notice at any time or for any reason. You further acknowledge that this Award is for future services to the Global Eagle Companies and is not under any circumstances to be considered compensation for past services.

15.
Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. The Corporation holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any Shares or directorships in the Corporation, details of all options or any other entitlements to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Corporation and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Corporation may further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporation.

16.	Miscellaneous.

a.
Modification. The Award of these RSUs is documented by the records of the Committee or its delegate which shall be the final determinant of the number of Shares granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and Paragraph 17, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

b.
Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles. You and the Corporation agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Delaware and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

c.
Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

d.
Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

e.
Impact Upon Termination of Employment. By voluntarily acknowledging and accepting this Award, you agree that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Corporation may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.

17.
Amendment. By accepting this Award, you agree that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan to the contrary, this Award may be amended by the Corporation without your consent, including but not limited to modifications to any of the rights granted to you under this Agreement, at such time and in such manner as the Corporation may consider necessary or desirable to reflect changes in law. You understand that the Corporation may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

The undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.
___________________________________
Employee
___________________________________
Date

THE SIGNED AGREEMENT MUST BE RETURNED TO [INSERT NAME AND ADDRESS] WITHIN 30 DAYS OF THE AWARD DATE.

DM_US 50405742-1.T11504.0010